Exhibit 99.2

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Subject: CNL Healthcare Properties Announces Estimated NAV Results

March 11, 2021

FOR BROKER-DEALER AND RIA USE ONLY. Not for general use with the public.

CNL Healthcare Properties’ board of directors has approved an estimated net asset valuation (NAV) 1 per share for the company’s common stock as of Dec. 31, 2020. As the company has always done, it enlisted an independent third-party valuation firm to conduct an annual net asset valuation analysis. This year, the company again retained the services of Robert A. Stanger & Co., Inc. (Stanger).

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The board of directors approved an estimated NAV per share of $7.38 as of Dec. 31, 2020, compared to $7.81 for Dec. 31 the prior year. The estimated NAV represents the midpoint of the range of values, $7.01 to $7.79 per share, provided by Stanger and recommended by the board’s valuation committee, consisting solely of independent directors.

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The $7.38 estimated NAV per share includes an adjustment for the company’s current projection of approximate property-level transaction costs and a reduction in year-over-year appraised real estate values – as explained below. The projected transaction costs are estimated based on a hypothetical orderly sale of the company’s assets. The company began deducting these costs from the estimated NAV in 2018, following its initiation of the exploration of strategic alternatives to provide liquidity to shareholders.

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The economic effects of the COVID-19 pandemic have been palpable and widespread, negatively impacting many industries, including the seniors housing segment. Across the sector, occupancies and property cash flows have drifted down meaningfully over the last year, and there remains uncertainty as to the pandemic’s continued effects on future operating trends. Due principally to the impacts of the pandemic starting in the first quarter of 2020, there was a 4.7% decline in the aggregate appraised value of the company’s 71 assets (69 seniors housing properties, one parcel of land, and one acute care facility) when compared to the appraised values for the prior year’s NAV. The decline in the appraised values was partially offset by company earnings in excess of distributions for 2020. Property values were specifically affected at the company’s seniors housing properties as follows:

•	RIDEA properties (54) – lower current and projected cash flows and increased time to reach occupancy stabilization targets

•	Triple net lease properties (15) – increased capitalization rates due to lower lease coverages for the company’s tenant operators

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Other than the deduction of estimated transaction costs, the company’s 2020 estimated NAV was carried out according to its adopted valuation policy and certain methodology set forth by the Institute for Portfolio Alternatives (IPA), a leading trade association for non-listed direct investment programs. [2]

•	The estimated NAV is a snapshot in time and is not necessarily indicative of the value the company or its shareholders may receive now or in the future.

•	This letter will be mailed to shareholders on or about March 17.

ADDITIONAL INFORMATION

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Quarterly distributions remain at $0.0512 ($0.2048 annually) per share or 2.78% when expressed as an annualized percentage rate of the current estimated NAV per share. The company’s board of directors routinely meets to assess the distribution policy and amount based on several factors, and accordingly no further assurances can be made regarding future distributions.[3]

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The 74 assets were classified into two categories: (i) the Appraised Properties (71), which include 69 seniors housing assets, one undeveloped parcel of land and one acute care facility and (ii) the Sale Properties (3) consisting of two seniors housing assets and one acute care facility valued based on executed purchase and sale agreements. The acute care property was sold on Jan 28, 2021 for the contracted sale price.

•	Currently, the company has 73 assets in the portfolio: 71 seniors housing, one acute care facility and one vacant land parcel.

•	The NAV excludes any portfolio premium or discount in accordance with the valuation policy and the IPA’s guidelines.

For additional information, please read the Form 8-K filed March 11, 2021, contact your sales representative directly or call CNL Client Services at 866-650-0650, option 2.

[1]

The estimated NAV per share is only an estimate based on a snapshot in time and several assumptions and estimates, which can be considered inherently imprecise. The NAV is based on numerous assumptions concerning the industry, business, economic and regulatory conditions, all of which are subject to changes. Throughout the valuation process, the valuation committee, our advisor, and senior management members reviewed, confirmed, and approved the processes and methodologies and their consistency with real estate industry standards and best practices.

[2]

There is no assurance that CNL Healthcare Properties’ adherence to any of the methodologies set forth in IPA Practice Guideline 2013-01 “Valuations of Publicly Registered Non-Traded REITs” satisfies applicable compliance or other requirements of the SEC, FINRA or under ERISA with respect to the preparation and disclosure of its estimated NAV per share.

[3]

Distributions are not guaranteed in frequency or amount. Distributions have been and may in the future be paid by borrowings, shareholder proceeds and income. For the nine months ended Sept. 30, 2020, approximately 100% of regular cash distributions were covered by operating cash flow as defined by GAAP. The company’s distribution is subsidized by expense waivers that will be reimbursed to the advisor in the form of restricted stock. For the years ended Dec. 31, 2019, Dec. 31, 2018, Dec. 31, 2017, approximately 100%, 83%, 91%, respectively, of total distributions were covered by operating cash flow and approximately 0%, 17%, 9%, respectively, were funded by offering proceeds.

FOR BROKER-DEALER AND RIA USE ONLY. Not for general use with the public.

See SEC filing for complete details. This information is derived from the issuer’s public filings and does not replace or supersede any information provided therein.

Forward-looking statements are based on current expectations and may be identified by words such as believes, anticipates, expects, may, could and terms of similar substance, and speak only as of the date made. Actual results could differ materially due to risks and uncertainties that are beyond the company’s ability to control or accurately predict, including the amount and timing of anticipated future distributions, estimated per share net asset value of the company’s stock and/or other matters. The company’s forward-looking statements are not guarantees of future performance. Shareholders and financial professionals should not place undue reliance on forward-looking statements.

CHP-0321-1528114 -BD